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                                                              Exhibit 99.(c)(3)

                             WORLD COLOR PRESS, INC.
                                    THE MILL
                               340 PEMBERWICK ROAD
                          GREENWICH, CONNECTICUT 06821

                                                                   June 28, 1999

QUEBECOR PRINTING INC.
612 Saint-Jacques Street
Montreal, Quebec
Canada, HC3 4M8

Ladies and Gentlemen:

      In connection with your having expressed an interest in, and our consideration of, a possible negotiated transaction (the "Transaction") involving Quebecor Printing Inc. ("Quebecor") or any of its subsidiaries, on the one hand, and World Color Press, Inc. ("WCP") or any of its subsidiaries, on the other hand, Quebecor and WCP have furnished and expect to furnish to each other certain oral and written nonpublic, confidential information. All such information furnished to a party or any of its Representatives (as defined below) by the other party or any of its Representatives (irrespective of the form of communication and whether such information is so furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by a party or its Representatives containing or based in whole or in part on any such furnished information are collectively referred to herein as the "Information". The term "Information" does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by a party or its Representatives in violation of this agreement), (ii) is or becomes available to a party on a nonconfidential basis from a source other than the other party or its Representatives, provided that, to the receiving party's best knowledge, such source was not prohibited from disclosing such information to such receiving party by a legal, contractual or fiduciary obligation owed to the other party or
(iii) was in a party's possession or knowledge prior to its being furnished by or on behalf of the other party, provided that the source of such information was not, to the best knowledge of such party, prohibited from disclosing such information to such party by a legal, contractual or fiduciary obligation owed to the other party.

      In consideration of such Information being furnished, each party agrees to the following:

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1.    The Information will be used solely for the purpose of evaluating the
      Transaction and will not be used in any way, directly or indirectly, to compete with the other party or its subsidiaries or Affiliates (as defined in Section 5(a) below), and the Information will be kept strictly confidential in accordance with the terms hereof and will not be disclosed by a party or any of its Representatives, except (a) as required in the opinion of such party's outside counsel by applicable law, regulation or legal process, including, without limitation, securities laws or regulations or the regulations of any applicable stock exchange (including, without limitation, the applicable regulations of the New York Stock Exchange, the Montreal Stock Exchange and the Toronto Stock Exchange) and only after compliance with Section 3 below, and (b) that a party may disclose the Information or portions thereof to those of its directors, officers and employees and representatives of its legal, accounting and financial advisors and its rating agencies and lenders and representatives of their respective legal advisors (the persons to whom such disclosure is permissible being collectively referred to herein as "Representatives") who need to know such information for the sole purpose of evaluating the Transaction; provided, that such party's Representatives
      (i) are informed of the confidential and proprietary nature of the Information and (ii) agree to keep the Information confidential and to be bound by the confidentiality provisions of this agreement. Each party agrees to be responsible for any breach of the confidentiality provisions of this agreement by any of its Affiliates or Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy a party may have against the other party's Affiliates or Representatives with respect to any such breach).

2. Without the prior written consent of the other party, neither party (nor any of their respective Representatives) will disclose to any person (except to the extent otherwise required in the opinion of the applicable party's outside counsel, by applicable law, regulation or legal process, including, without limitation, securities laws or regulations or the regulations of any applicable stock exchange (including, without limitation, the applicable regulations of the New York Stock Exchange, the Montreal Stock Exchange and the Toronto Stock Exchange) and only after compliance with Section 3 below), either the fact that any investigations, discussions or negotiations are taking place concerning a possible Transaction, or that either party has received Information or Information has been made available to it, or any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof. The term "person" as used in this agreement will be interpreted broadly to include the media and any corporation, company, group, partnership or other entity or individual.

3. If a party or any of its Affiliates or Representatives becomes legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Information or the information referred to in Section 2 above, the party compelled to make such disclosure shall provide the other party with prompt written notice of such requirement prior to such disclosure so that such other party may seek a protective order or other appropriate remedy and/or waive in writing compliance with the revisions of this agreement. If such protective order or other remedy is not obtained and such a written waiver has not been received from the

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      other party that would permit such compelled disclosure, each party (and their respective Representatives) agrees to disclose only that portion of the Information which it is advised by an opinion of its outside counsel is legally required to be disclosed and to take all reasonable steps to preserve the confidentiality of the Information and the information referred to in Section 2 above (including, without limitation, by cooperating with the other party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Information and the information referred to in Section 2 above).

4. If either party decides, in its sole discretion, that it does not wish to proceed with the Transaction with the other party, the party so deciding will promptly inform the other party of that decision. At any time upon the written request of either party for any reason, each party will promptly deliver to the other party or destroy all written Information (and all copies, extracts or other reproductions in whole or in part thereof) furnished to it or its Representatives by or on behalf of the other party. All other Information shall be destroyed and no copy thereof shall be retained, and in no event shall either party be obligated to disclose or provide the Information prepared by it or its Representatives to the other party. Such destruction shall be certified to by the officer of a party upon request of the other party. Notwithstanding the return or destruction of the Information, each party and its Representatives will continue to be bound by its obligations of confidentiality and other obligations hereunder.

5. (a) Each party agrees that, for a period beginning on the date hereof and ending eighteen months from the date that a party delivers a written notice of termination to the other party (The "Standstill Period"), neither it nor any of its Affiliates (for purposes of this agreement, an "Affiliate" of a party is any person that (i) directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such party and (ii) has been provided with Information by or on behalf of such party) will, unless consented to by the Board of Directors of the other party in writing:

            (i) acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, any securities (or direct or indirect rights or options to acquire any securities) of the other party or any subsidiary thereof, or, except in the ordinary course of business, any assets of the other party or any subsidiary or division thereof, provided that, notwithstanding the foregoing, a party may acquire beneficial ownership (as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of securities of the other party in an amount not to exceed, in the aggregate, 1% of either the issued and outstanding voting securities or the issued and outstanding nonvoting securities of such other party, so long as such acquisition is made consistent with applicable securities laws and regulations; or

            (ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any acquisition transaction or other business combination relating to all or part of the other party or any of its

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      subsidiaries or any acquisition transaction for all or part of the assets of the other party or any of its subsidiaries or any of their respective businesses; or

            (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the other party; become a "participant" in any "election contest" (as such terms are defined or used in the rules under the Exchange Act) with respect to the other party; seek to advise, encourage or influence any person or entity with respect to any voting securities of the other party; demand a copy of the other party's stock ledger, list of stockholders or other books and records; or call or attempt to call any meeting of the stockholders of the other party; or

            (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the other party or any of its subsidiaries; or

            (v) seek or propose, alone or in concert with others, to influence or control the other party's management or policies; or

            (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person; or

            (vii) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; or

            (viii) disclose any intention, plan or arrangement inconsistent with any of the foregoing.

            (b) Each party agrees that, during the Standstill Period, neither it nor any of its Affiliates will: (i) request the other party or its advisors, directly or indirectly, to amend or waive any provision of this
      Section 5 (including this sentence); or (ii) take any initiative with respect to the other party or any of its subsidiaries which involves making a public announcement or could require such other party or any of its subsidiaries to make a public announcement regarding (1) such initiative, (2) any of the activities referred to in Section 5(a), (3) the possibility of the Transaction or any similar transaction or (4) the possibility of any person (including, without limitation, such party) acquiring control of such other party, whether by means of a business combination or otherwise.

      Notwithstanding the foregoing, if any person or group of persons acting together or in concert has made or announced its or their intention to make any general, partial, tender or other type of offer for any voting securities of a party, the other party may request the

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      board of directors of the party subject to any such offer to waive the provisions of this Section 5.

6. Each party agrees that, for a period commencing on the date of this agreement and ending eighteen months after the termination of the discussions between the parties hereto, without the prior written consent of the other party, neither it nor any of its Representatives (on such party's behalf) or Affiliates will (or will assist or encourage others
      to), directly or indirectly, solicit to hire or hire (or cause or seek to cause to leave the employ of the other party or any of its subsidiaries):
      (i) any executive (vice-president or above) or other key employee employed by the other party or any of its subsidiaries; or (ii) any other employee of the other party or any of its subsidiaries with whom it has had contact or whose performance became known to it in connection with the process contemplated by this agreement; provided, however, that the foregoing provision will not prevent a party from hiring any such person (i) who contacts such party on his or her own initiative without any direct or indirect solicitation by or encouragement from such party, (ii) as a result of placing general advertisements in trade journals, newspapers or similar publications which are not directed at the other party or its Affiliates or such employees, or (iii) as a result of the efforts of executive recruiters who contact such persons on their own initiative without any encouragement from or on behalf of such party relating to the other party or its Affiliates or such employees.

7. Each party understands and acknowledges that neither party nor any of their respective Representatives or Affiliates is making any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and neither party nor any of their respective Representatives or Affiliates will have any liability to the other party or any other person resulting from the use of the Information (for the sole purpose of evaluating the Transaction) by it or its Affiliates or Representatives. Only those representations or warranties that are made in a definitive agreement relating to the Transaction (a "Definitive Agreement") when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect. The term "Definitive Agreement" does not include a non-binding executed letter of intent or any other non-binding preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid.

8. Each party understands and agrees that no contract or agreement providing for the Transaction shall be deemed to exist unless and until a Definitive Agreement has been executed and delivered, and each party also agrees that unless and until a Definitive Agreement between Quebecor or any of its subsidiaries, on the one hand, and WCP or any of its subsidiaries, on the other hand, with respect to the Transaction has been executed and delivered, neither party nor any of its respective stockholders, Affiliates or Representatives has any legal obligation of any kind whatsoever with respect to such Transaction by virtue of this agreement or any other written or oral expression with respect to such Transaction except, in the case of this agreement and the letter agreement of even data herewith between the parties relating to exclusivity, for the matters specifically agreed to herein and therein. Each party hereby confirms that it is not acting

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      as a broker for or Representative of any person and is considering the
      Transaction only for its own account. Neither this paragraph nor any other provision in this agreement may be waived, amended or assigned except in a writing signed by both parties, which writing shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver, amendment or assignment.

9. Each party hereby acknowledges that it is aware, and that it will advise its Representatives, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

10. Each party agrees that money damages would not be a sufficient remedy for any breach or threatened breach of this agreement by it and that the other party shall be entitled to equitable relief, including injunction and specific performance, in the event of any such breach or threatened breach, in addition to all other remedies available at law or in equity without the necessity of posting any bond or other security or proving that monetary damages would be an inadequate remedy. Such remedies shall not be deemed to be the exclusive remedies for a breach of this agreement but shall be in addition to all other remedies available at law or in equity.

11. Each party agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12. If any provision of this agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this agreement, and such invalid provision shall be deemed deleted here from to the minimum extent necessary to cure such violation.

13. Each party agrees that all (a) contacts or communications by it or its Representatives with the other party regarding the Information or the Transaction, (b) requests for additional Information, (c) requests for management meetings and (d) discussions or questions regarding procedures shall be made through the chief financial officer, general counsel, outside counsel or financial advisor of the other party, or as such chief financial officer or general counsel may otherwise direct.

14. Except as set forth in a definitive agreement relating to the Transaction, each party hereto hereby acknowledges that it shall be responsible for all of the fees, costs and expenses incurred by it and its affiliates in connection with all matters relating to the Transaction,

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      regardless of whether such definitive agreement is entered into or the
      Transaction is consummated.

15. This agreement is for the benefit of each party and its respective successors and permitted assigns and shall be governed by, and construed in accordance with, the law of the State of New York. Neither this agreement nor any of the rights or obligations hereunder may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other party, and any attempted assignment or transfer by either party not in accordance herewith shall be null and void.

      If you agree with the foregoing, please sign and return a copy of this letter, which will constitute our agreement with respect to the subject matter of this letter.

                                           Very truly yours,


                                           WORLD COLOR PRESS, INC.

                                           By: /s/ Jennifer Adams
                                              ----------------------------------
                                              Name: Jennifer Adams
                                              Title: Vice Chairman, Chief Legal
                                                     Admin. Officer


CONFIRMED AND AGREED
as of the date first written above:

QUEBECOR PRINTING INC.

By: /s/ Louis St. Arnaud
   ---------------------------------------
   Name: Louis St. Arnaud
   Title: VICE-PRESIDENT, LEGAL AFFAIRS &
          SECRETARY